Exhibit 99.1

Anworth Announces Second Quarter 2010 Financial Results

SANTA MONICA, Calif.--(BUSINESS WIRE)--July 28, 2010--Anworth Mortgage Asset Corporation (NYSE: ANH) reported today core earnings available to common stockholders of $24.4 million, or $0.21 per diluted share, for the quarter ended June 30, 2010, consisting primarily of $25.8 million of net income less $1.4 million of dividends paid to our preferred stockholders. This compares to core earnings of $31.8 million, or $0.27 per diluted share, for the quarter ended March 31, 2010. For the six months ended June 30, 2010, core earnings were $56.2 million, or $0.47 per diluted share, as compared to core earnings of $61.8 million, or $0.61 per diluted share, for the six months ended June 30, 2009.

“Core earnings” represents a non-GAAP financial measure which we define as GAAP net income excluding impairment losses or recoveries on mortgage-backed securities, or MBS. For the quarters ended June 30, 2010 and March 31, 2010, there were no MBS impairment losses or recoveries.

On June 30, 2010, we declared a quarterly common stock dividend of $0.25 per share which was paid on July 27, 2010 to our holders of common stock as of the close of business on July 9, 2010. The annualized dividend yield on our common stock for the quarter ended June 30, 2010, based on the June 30, 2010 closing price of $7.12, was 14.04%.

On a non-GAAP basis during the six months ended June 30, 2010, our estimated taxable income, on which we base our dividends, was $59.1 million, or $0.49 per diluted share. The difference between net income and our estimate of taxable income earned during the six months ended June 30, 2010 reflects the non-deductibility for income tax purposes of executive compensation of $2.9 million, or $0.02 per diluted share. A reconciliation of taxable earnings to net income appears at the end of this news release.

At June 30, 2010, our book value was $7.18 per share, taking into account the quarterly dividend for the second quarter, which was declared during the second quarter. At March 31, 2010, our book value was $7.46 per share, which did not take into account the quarterly dividend for the first quarter because such dividend was not declared during the first quarter. The book value at March 31, 2010 after the effect of the first quarter dividend was $7.19.

Our investments consist primarily of Agency MBS, which constituted 99.9% of our portfolio at June 30, 2010. At June 30, 2010, the fair value of our Agency MBS portfolio was approximately $6.15 billion and was allocated as follows: approximately 27% adjustable-rate Agency MBS; approximately 62% hybrid adjustable-rate Agency MBS; approximately 11% fixed-rate Agency MBS; and less than 1% agency floating-rate collateralized mortgage obligations, or CMOs. At March 31, 2010, the fair value of our Agency MBS portfolio was approximately $6.53 billion and was allocated as follows: approximately 27% adjustable-rate Agency MBS; approximately 61% hybrid adjustable-rate Agency MBS; approximately 12% fixed-rate Agency MBS; and less than 1% agency floating-rate CMOs.

At June 30, 2010, the current yield on our Agency MBS portfolio was 4.40% based on a weighted average coupon of 4.50% divided by the average amortized cost of 102.17% as compared to a yield of 4.79% at March 31, 2010, based on a weighted average coupon of 4.88% divided by the average amortized cost of 101.94%. At June 30, 2010, the unamortized premium was $127.8 million, or 2.1% of the par value as compared to $120.5 million, or 1.95% of the par value, during the quarter ended March 31, 2010. During the quarter ended June 30, 2010, the expense of amortizing the agency securities premium was approximately $12.4 million as compared to $12.3 million during the quarter ended March 31, 2010.

During the quarter ended June 30, 2010, the fair value of our Non-Agency MBS portfolio decreased to approximately $5.1 million from a fair value of approximately $5.3 million at March 31, 2010.

During the quarter ended June 30, 2010, the constant prepayment rate, or CPR, of all of our Agency MBS and Non-Agency MBS was approximately 48% and the CPR of our adjustable-rate and hybrid adjustable-rate Agency MBS was 50%. For our Agency MBS and Non-Agency MBS adjustable-rate and hybrid adjustable-rate mortgage assets, the weighted average term to the next interest rate reset date was 28 months. During the quarter ended March 31, 2010, the CPR of all of our Agency MBS and Non-Agency MBS was approximately 30% and the CPR of our adjustable-rate and hybrid adjustable-rate Agency MBS was 29%. For our Agency MBS and Non-Agency MBS adjustable-rate and hybrid adjustable-rate mortgage assets, the weighted average term to the next interest rate reset date was 24 months.

During the first quarter of 2010, Freddie Mac and Fannie Mae both announced that they would be repurchasing seriously delinquent mortgage loans from the MBS pools that they guarantee. These buyouts resulted in a higher level of principal prepayments on our MBS portfolio. Freddie Mac’s buyout program was substantially completed during the first quarter and was the primary factor causing the increase in portfolio CPR during the first quarter. Fannie Mae announced that its buyout activity would be conducted mostly during the second quarter of 2010. During the second quarter, the total of Agency MBS principal payments that we received was $1.072 billion, which compares with $449 million received during the first quarter.

At June 30, 2010, our outstanding repurchase agreement balance was $5.1 billion with an average interest rate of 0.28% and an average maturity of 38 days. After adjusting for interest rate swap transactions the average interest rate was 1.86% and the average maturity was 396 days. At June 30, 2010, Agency MBS with a fair value of $5.43 billion had been pledged under the repurchase agreements and swap agreements. At March 31, 2010, our outstanding repurchase agreement balance was $5.31 billion with an average interest rate of 0.23% and an average maturity of 36 days. After adjusting for interest rate swap transactions, the average interest rate was 1.80% and the average maturity was 322 days. At March 31, 2010, Agency MBS with a fair value of $5.70 billion had been pledged under the repurchase agreements and swap agreements.

At June 30, 2010 we had interest rate swap agreements with a notional amount of $2.47 billion, which represented approximately 49% of our outstanding repurchase agreements as compared to interest rate swap agreements with a notional amount of $2.27 billion, which represented approximately 43% of our outstanding repurchase agreements at March 31, 2010.

At June 30, 2010, our leverage multiple was 5.35, which was the same as our leverage multiple of 5.35 at March 31, 2010. The leverage multiple is based on total stockholders’ equity plus the Series B Preferred Stock and the junior subordinated notes.

During the quarter ended June 30, 2010 and relative to average earning assets, interest income earned was 4.52%, amortization of premium was (0.83)% and the average cost of funds on repurchase agreements and derivative instruments was 1.87%, resulting in a net interest rate spread of 1.82%. During the quarter ended March 31, 2010 and relative to average earning assets, interest income earned was 4.88%, amortization of premium was (0.82)% and the average cost of funds on repurchase agreements and derivative instruments was 1.83%, resulting in a net interest rate spread of 2.23%.

At June 30, 2010, stockholders’ equity available to common stockholders was approximately $840 million, or $7.18 per share, taking into account the quarterly dividend for the second quarter, which was declared during the second quarter and based on 117 million shares of common stock outstanding at quarter end. The $840 million equals total stockholders’ equity of $889 million less the Series A Preferred Stock liquidating value of $46.9 million and less the difference between the Series B Preferred Stock liquidating value of $27.5 million and the proceeds from its sale of $25.6 million. At March 31, 2010, stockholders’ equity available to common stockholders was approximately $880 million or $7.46 per share and based on 117.95 million shares of common stock outstanding at quarter end, which does not take into account the quarterly dividend for the first quarter because such dividend was not declared during the first quarter. The book value per share at March 31, 2010 after the effect of the first quarter dividend was $7.19. The $880 million equals total stockholders’ equity of $929 million less the Series A Preferred Stock liquidating value of $46.9 million and less the difference between the Series B Preferred Stock liquidating value of $27.5 million and the proceeds from its sale of $25.6 million.

On February 1, 2010, we announced that our board of directors had authorized a share repurchase program, permitting us to acquire 5,850,000 shares of our common stock, or approximately 5% of our outstanding common stock. The shares are to be acquired at prevailing prices through open market transactions. The manner, price, number and timing of these share repurchases are subject to market conditions and applicable SEC rules. During the three months ended June 30, 2010, we repurchased a total of 2,547,616 shares at a weighted average price of $6.46 per share under this program. From February 1, 2010 through June 30, 2010, we had repurchased an aggregate of 3,060,616 shares at a weighted average price of $6.52 per share under this program.

When we pay a cash dividend during any quarterly fiscal period to our common stockholders in an amount that results in an annualized common stock dividend yield greater than 6.25% (the dividend yield on our Series B Preferred Stock), the conversion rate on our Series B Preferred Stock is adjusted based on a formula specified in the Series B Preferred Stock prospectus supplement (and also available on the “Series B Pfd. Stock Conversion” page of our web site at http://www.anworth.com). As a result of the quarterly dividend for the quarter ended June 30, 2010, the conversion rate increased from 3.2317 shares of our common stock to 3.2990 shares of our common stock effective July 12, 2010.

The Company will host a conference call on July 29, 2010 at 1:00 PM Eastern Time, 10:00 AM Pacific Time, to discuss second quarter 2010 results. The dial-in number for the conference call is 877-317-6789 for U.S. callers (international callers should dial 412-317-6789 and Canadian callers should dial 866-605-3852). When dialing in, participants should ask to be connected to the Anworth Mortgage earnings call. Replays of the call will be available for a 7-day period commencing at 7:00 PM Eastern Time on July 29, 2010. The dial-in number for the replay is 877-344-7529 for U.S. callers (international and Canadian callers should dial 412-317-0088) and the conference number is 443070. The conference call will also be webcast over the Internet, which can be accessed on Anworth’s web site at http://www.anworth.com through the corresponding link located on the home page.

Investors interested in participating in Anworth’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”) or receiving a copy of the Plan’s prospectus may do so by contacting the Plan Administrator, American Stock Transfer & Trust Company, at 877-248-6410. For more information about the Plan, interested investors may also visit the Plan Administrator’s website at http://www.investpower.com or the Company’s website at http://www.anworth.com.

About Anworth Mortgage Asset Corporation

Anworth is a mortgage real estate investment trust, which invests primarily in securities guaranteed by the U.S. Government, such as Ginnie Mae, or guaranteed by federally sponsored enterprises, such as Fannie Mae or Freddie Mac. Anworth seeks to generate income for distribution to shareholders primarily based on the difference between the yield on its mortgage assets and the cost of its borrowings. The Company’s common stock is traded on the New York Stock Exchange under the symbol ANH.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Forward-looking statements, which are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "anticipate," "continue," or similar terms or variations on those terms or the negative of those terms. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including but not limited to, changes in interest rates, changes in the yield curve, the availability of mortgage-backed securities for purchase, increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities, our ability to use borrowings to finance our assets and, if available, the terms of any financing, changes in the market value of our assets,, risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy, changes in government regulations affecting our business, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, and management's ability to manage our growth. Our Annual Report on Form 10-K and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

ANWORTH MORTGAGE ASSET CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	June 30,	December 31,
	2010	2009
	(unaudited)

ASSETS
Agency MBS:
Agency MBS pledged to counterparties at fair value	$5,433,660	$5,749,849
Agency MBS at fair value	701,889	725,174
Paydowns receivable	13,078	10,778
	6,148,627	6,485,801
Non-Agency MBS:
Non-Agency MBS at fair value	5,080	4,742
Cash and cash equivalents	473	1,812
Reverse repurchase agreements	70,500	0
Interest and dividends receivable	23,616	28,818
Derivative instruments at fair value	0	2,059
Prepaid expenses and other	10,689	3,416
Total Assets:	$6,258,985	$6,526,648

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accrued interest payable	$21,668	$20,838
Repurchase agreements	5,090,000	5,359,000
Junior subordinated notes	37,380	37,380
Derivative instruments at fair value	88,644	82,811
Dividends payable on Series A Preferred Stock	1,011	1,011
Dividends payable on Series B Preferred Stock	430	433
Dividends payable on common stock	29,257	32,305
Payable for securities purchased	72,075	61,123
Accrued expenses and other	4,028	2,436
Total Liabilities:	$5,344,493	$5,597,337
Series B Cumulative Convertible Preferred Stock: par value $0.01 per share; liquidating preference $25.00 per share ($27,500 and $27,700, respectively); 1,102 and 1,108 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	$25,644	$25,803

Stockholders' Equity:
Series A Cumulative Preferred Stock: par value $0.01 per share; liquidating preference $25.00 per share ($46,888 and $46,888, respectively); 1,876 and 1,876 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	$45,397	$45,397
Common Stock: par value $0.01 per share; authorized 200,000 shares, 117,028 and 115,563 issued and outstanding at June 30, 2010 and December 31, 2009, respectively	1,170	1,156
Additional paid-in capital	1,026,976	1,016,821
Accumulated other comprehensive gain consisting of unrealized losses and gains	64,586	84,259
Accumulated deficit	(249,281)	(244,125)
Total Stockholders' Equity:	$888,848	$903,508
Total Liabilities and Stockholders' Equity:	$6,258,985	$6,526,648

ANWORTH MORTGAGE ASSET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except for per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Interest income:
Interest on Agency MBS	$54,340	$67,111	$115,491	$134,006
Interest on Non-Agency MBS	60	72	108	147
Other income	19	67	28	112
	54,419	67,250	115,627	134,265
Interest expense:
Interest expense on repurchase agreements	24,264	28,796	47,963	60,834
Interest expense on junior subordinated notes	322	402	627	857
	24,586	29,198	48,590	61,691
Net interest income	29,833	38,052	67,037	72,574
Net gain on derivative instruments	-	-	-	107
Expenses:
Compensation, incentive compensation and benefits	(2,417)	(3,116)	(5,615)	(6,177)
Write-down of Lehman receivable	(674)	0	(674)	0
Other expenses	(931)	(906)	(1,688)	(1,733)
Total expenses	(4,022)	(4,022)	(7,977)	(7,910)
Net income	25,811	34,030	59,060	64,771
Dividend on Series A Cumulative Preferred Stock	(1,011)	(1,011)	(2,022)	(2,022)
Dividend on Series B Cumulative Convertible Preferred Stock	(430)	(471)	(861)	(942)
Net income to common stockholders	$24,370	$32,548	$56,177	$61,807
Basic earnings per common share	$0.21	$0.32	$0.48	$0.62
Diluted earnings per common share	$0.21	$0.31	$0.47	$0.61
Basic weighted average number of shares outstanding	117,541	102,344	117,152	99,177
Diluted weighted average number of shares outstanding	121,101	105,849	120,712	102,682

Reconciliation of Non-GAAP Financial Measures

The table below presents the reconciliation of net income to common stockholders to estimated taxable income, which non-GAAP financial measure excludes the non-deductibility of components of discretionary and incentive executive compensation. The Company’s management believes that this financial measure, when considered together with our GAAP financial measures, provides information that is useful to investors in understanding the differences between GAAP earnings and estimated taxable earnings (which is the basis upon which our Board of Directors declares common stock dividends). Management also believes that this financial measure enhances the ability of investors to analyze the Company’s operating trends and to better understand its operating performance. This financial measure should not be used as a substitute in assessing the Company’s results of operations and financial condition at June 30, 2010. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

	Six Months Ended June 30, 2010
		(Per Share)

Net income available to common stockholders	$56,177	$0.47
Add: non-deductibility of executive discretionary and incentive compensation in current period	2,920
Net income excluding the non-deductibility of discretionary and executive incentive compensation	$59,097
Estimated taxable income	$59,097
Estimated taxable income per share		$0.49
Basic weighted average number of shares outstanding	117,152
Diluted weighted average number of shares outstanding(1)	120,712

(1) During the six months ended June 30, 2010, diluted earnings per common share include the assumed conversion of 1.102 million shares of Series B Preferred Stock at the conversion rate of 3.2317 shares of common stock and adding back the Series B Preferred Stock dividend.

CONTACT:
Anworth Mortgage Asset Corporation
John T. Hillman
(310) 255-4438 or (310) 255-4493
Email: jhillman@anworth.com
Web site: http://www.anworth.com